        As filed with the Securities and Exchange Commission on January 20, 2012

                                           1933 Act Registration No. 333-175622

                                            1940 Act Registration No. 811-22583
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-1A

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 / /

                      POST-EFFECTIVE AMENDMENT NO. 3 / X /

                                      and

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 / /

                             AMENDMENT NO. 3 / X /

                             LINCOLN ADVISORS TRUST
               (Exact Name of Registrant as Specified in Charter)

                           Daniel R. Hayes, President
                           1300 South Clinton Street
                           Fort Wayne, Indiana 46802
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, Including Area Code: (260) 455-2000

                           Jill R. Whitelaw, Esquire
                            Lincoln Financial Group
                           150 N. Radnor-Chester Road
                                Radnor, PA 19087
                    (Name and Address of Agent for Service)

                        Copies of all communications to:

                         Robert A. Robertson, Esquire
                                  Dechert, LLP
                          2010 Main Street, Suite 500
                               Irvine, CA 92614

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note:

This Post-Effective Amendment consists of the following:

 1. Facing Sheet of the Registration Statement

 2. Part C of the Registration Statement (including signature page)

 2. Exhibit (h)(2) of Item 28 of the Registration Statement

 3. Exhibit (h)(5) of Item 28 of the Registration Statement

 4. Exhibit (p)(2) of Item 28 of the Registration Statement

The sole purpose of this Post-Effective Amendment filing is to file a revision to Item 32 of Part C and to file new exhibits for Item 28. Parts A and B are incorporated herein by reference to Pre-Effective Amendment No. 1 to the
Registration Statement, filed on Form N-1A on November 1, 2011 pursuant to
Section 8(a) of the Securities Act of 1933, as amended.

                           PART C - OTHER INFORMATION

Item 28 - Exhibits

(a) 1. Agreement and Declaration of Trust of Lincoln Advisors Trust
       incorporated herein by reference to the initial Registration Statement filed on Form N-1A on July 15, 2011.

   2. Certificate of Trust of Lincoln Advisors Trust incorporated herein by reference to the initial Registration Statement filed on Form N-1A on July
    15, 2011.

(b) By-Laws of Lincoln Advisors Trust incorporated herein by reference to the initial Registration Statement filed on Form N-1A on July 15, 2011.

(c) 1. By-Laws of Lincoln Advisors Trust, Articles II, VII and VIII
       incorporated herein by reference to the initial Registration Statement filed on Form N-1A on July 15, 2011.

   2. Agreement and Declaration of Trust of Lincoln Advisors Trust, Articles
    III, V, and VI incorporated herein by reference to the initial
    Registration Statement filed on Form N-1A on July 15, 2011.

(d) 1. a. Investment Management Agreement incorporated herein by reference to
      Pre-Effective Amendment No. 1 (File No. 333-175622) filed on November 1,
   2011.

   b. Advisory Fee Waiver Agreement dated November 1, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on November 1, 2011.

(e) Principal Underwriting Agreement dated November 1, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on November 1, 2011.

(f) N/A

(g) Mutual Fund Custody and Services Agreement dated October 27, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File
    No. 333-175622) filed on November 1, 2011.

(h) 1. Fund Accounting and Financial Administration Services Agreement dated
       October 27, 2011 incorporated herein by reference to Pre-Effective
       Amendment No. 1 (File No. 333-175622) filed on November 1, 2011.

     2. Transfer Agency Agreement dated November 1, 2011 filed herein as
    Exhibit 28(h)(2).

   3. Administration Agreement dated November 1, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on
    November 1, 2011.

   4. Expense Limitation Agreement incorporated herein by reference to
    Pre-Effective Amendment No. 1 (File No. 333-175622) filed on November 1,
    2011.

   5. Amended and Restated Consulting Agreement effective December 21, 2011 between Lincoln Investment Advisors Corporation and Milliman, Inc. filed herein as Exhibit 28(h)(5).

   6. a. Consulting Agreement effective August 1, 2010 between Lincoln
      Investment Advisors Corporation and Wilshire Associates Incorporated
      incorporated herein by reference to Post-Effective Amendment 92 (Lincoln
      Variable Insurance Products Trust; File No. 33-70742) filed on July 30,
      2010.

     b. Amendment dated November 1, 2011 to Consulting Agreement (Wilshire)
       incorporated herein by reference to Pre-Effective Amendment No. 1 (File
   No. 333-175622) filed on November 1, 2011.

   7. Shareholder Servicing Plan effective November 1, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622)
    filed on November 1, 2011.

   8. Form of Shareholder Servicing Agreement incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on November
1, 2011.

(i) Opinion of Counsel dated October 31, 2011 regarding the issuance of shares incorporated herein by reference to Pre-Effective Amendment No. 1 (File
    No. 333-175622) filed on November 1, 2011.

(j) 1. Power of Attorney (Lincoln Advisors Trust) dated July 8, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File
       No. 333-175622) filed on November 1, 2011.

   2. Consent of Ernst & Young dated October 31, 2011 incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on
    November 1, 2011.

(k) N/A

(l) Purchase Agreement dated October 27, 2011 between Lincoln Advisors Trust and The Lincoln National Life Insurance Company incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on
    November 1, 2011.

(m) 1. Class A and Class C Shares Distribution and Service Plan effective
     November 1, 2011 incorporated herein by reference to Pre-Effective
Amendment No. 1 (File No. 333-175622) filed on November 1, 2011.

   2. Distribution Services Agreement dated November 1, 2011 between Lincoln
    Advisors Trust and Lincoln Financial Distributors, Inc. incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622)
    filed on November 1, 2011.

(n) Multiple Class Plan incorporated herein by reference to Pre-Effective
    Amendment No. 1 (File No. 333-175622) filed on November 1, 2011.

(o) N/A

(p) 1. Code of Ethics dated September 12, 2011 for Lincoln Advisors Trust and
       Lincoln Investment Advisors Corporation incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-175622) filed on November
       1, 2011 28(p)(1).

     2. Code of Ethics effective September 2011 for Lincoln Financial
Distributors, Inc. filed herein as Exhibit 28(p)(2).

Item 29. Persons Controlled by or Under Common Control with Registrant

   A diagram of all persons under common control with the Registrant is incorporated by reference to Registration Statement of The Lincoln National
   Life Insurance Company filed on Form N-4 (File No. 333-177663) filed on
   November 2, 2011. See also "Purchase and Sale of Fund Shares" in the
   Prospectus disclosure forming Part A of this Registration Statement and
   "Control Persons and Principal Holders of Securities" in the Statement of
   Additional Information disclosure forming Part B of this Registration
   Statement. As of the date of this Registration Statement, the sole shareholder of the Funds is The Lincoln National Life Insurance Company, as
   seed money investor. No persons are controlled by the
   Registrant.

Item 30. Indemnification

   As permitted by Sections 17(h) and 17(i) of the Investment Company Act of
   1940 and pursuant to Article VII, Section 2 of the Trust's Agreement and
   Declaration of Trust [Exhibit 28(a)(1) to the Registration Statement] and
   Article VI of the Trust's By-Laws [Exhibit 28(b) to the Registration
   Statement], officers, trustees, employees and agents of the Registrant will not be liable to the Registrant, any stockholder, officer, director, trustee, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions. Subject to the standards set forth in the governing instrument of the Trust, Section 3817 of Title 12, Part V, Chapter 38, of the Delaware
   Code permits indemnification of trustees or other persons from and against all claims and demands. The Independent Trustees have entered into an
   Indemnification Agreement with the Trust which obligates the Trust to indemnify the Independent Trustees in certain situations and which provides the procedures and presumptions with respect to such indemnification obligations.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the
   Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in connection with the successful defense of any action, suit or proceeding) is asserted against the Registrant by such trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

   The Registrant will purchase an insurance policy insuring its officers, trustees and directors against liabilities, and certain costs of defending claims against such officers and directors, to the extent such officers and directors are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The insurance policy will also insure the
   Registrant against the cost of indemnification payments to officers and trustees under certain circumstances.

   Section 9 of the Investment Management Agreement [Exhibit 28(d)(1)(a) to
   the Registration Statement] limits the liability of Lincoln Investment
   Advisors Corporation (LIAC or the "Adviser") to liabilities arising from willful misfeasance, bad faith or gross negligence in the performance of its respective duties or from reckless disregard by LIAC of its respective obligations and duties under the agreement. Certain other agreements to which the Trust is a party also contain indemnification provisions.

   The Registrant hereby undertakes that it will apply the indemnification provisions of its By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretations of Sections 17(h) and 17(i) of such Act remain in effect and are consistently applied.

                                      B-2

Item 31. Business and Other Connections of Investment Adviser

   Information pertaining to any business and other connections of
   Registrant's Adviser, LIAC, is hereby incorporated by reference from the sections captioned "Investment Adviser" in the Prospectus and Statement of
   Additional Information (SAI) disclosures forming Parts A and B, respectively, of this Registration Statement, and Item 7 of Part II of
   LIAC's Form ADV filed separately with the Securities and Exchange
   Commission.

   Information concerning the other businesses, professions, vocations, and employment of a substantial nature during the past two years of the directors and officers of the Adviser is incorporated by reference to
   Schedules A and D of the Adviser's Form ADV.

Item 32. Principal Underwriters

   (a) Lincoln Financial Distributors, Inc. (LFD) currently serves as Principal
   Underwriter for the Trust. LFD also serves as the Principal Underwriter for:
   Lincoln Variable Insurance Products Trust; Lincoln National Variable Annuity
   Account C; Lincoln Life Flexible Premium Variable Life Account D; Lincoln
   National Variable Annuity Account E; Lincoln Life Flexible Premium Variable
   Life Account F; Lincoln Life Flexible Premium Variable Life Account G;
   Lincoln National Variable Annuity Account H; Lincoln Life Flexible Premium
   Variable Life Account J; Lincoln Life Flexible Premium Variable Life Account
   K; Lincoln National Variable Annuity Account L; Lincoln Life Flexible Premium
   Variable Life Account M; Lincoln Life Variable Annuity Account N; Lincoln
   Life Variable Annuity Account Q; Lincoln Life Flexible Premium Variable Life
   Account R; Lincoln Life Flexible Premium Variable Life Account S; Lincoln
   Life Variable Annuity Account T; Lincoln Life Variable Annuity Account W;
   Lincoln Life Flexible Premium Variable Life Account Y; Lincoln Life Flexible
   Premium Variable Life Account Z; Lincoln Life Variable Annuity Account JL-A;
   Lincoln Life Variable Annuity Account JF-H; Lincoln Life Variable Annuity
   Account JF-I; and Lincoln Life Flexible Premium Variable Life Account JF-A;
   Lincoln Life Flexible Premium Variable Life Account JF-C.

     Lincoln Financial Distributors, Inc. also serves as Principal Underwriter for: Lincoln National Variable Annuity Account L; Lincoln Life & Annuity
     Flexible Premium Variable Life Account JA-B; Lincoln Life & Annuity
     Flexible Premium Variable Life Account M; LLANY Separate Account N for
     Variable Annuities; LLANY Account Q for Variable Annuities; LLANY Separate
     Account R for Flexible Premium Variable Life Insurance; and LLANY Separate
     Account S for Flexible Premium Variable Life Insurance.

     (b) Officers and Directors of Lincoln Financial Distributors, Inc.:

Name                       Positions and Offices with Underwriter
------------------------   ------------------------------------------------------------
Wilford H. Fuller*         President, Chief Executive Officer and Director
Vacant                     Treasurer
Patrick J. Caulfield**     Vice President and Chief Compliance Officer
Joel H. Schwartz*          Senior Vice President and Director
Keith J. Ryan***           Vice President and Chief Financial Officer
Thomas O'Neill*            Senior Vice President, Director and Chief Operating Officer
Linda E. Woodward***       Secretary

                * Principal Business address is Radnor Financial Center, 150 N.
   Radnor-Chester Road, Radnor PA 19087

         ** Principal Business address is 350 Church Street, Hartford, CT 06103

     *** Principal Business address is 1300 South Clinton Street, Ft. Wayne, IN
46802

     (c) n/a

Item 33. Location of Accounts and Records

   All accounts, books, and other documents required to be maintained by
   Section 31(a) of the Investment Company Act of 1940 and the Rules
   promulgated thereunder are maintained by the investment adviser, Lincoln
   Investment Advisors Corporation, One Granite Place, Concord, New Hampshire,
   03301 and 1300 South Clinton Street, Fort Wayne, Indiana 46802; the Trust's
   administrator, The Lincoln National Life Insurance Company, 1300 South
   Clinton Street, Fort Wayne, Indiana 46802; the Trust's custodian, The Bank of New York Mellon, One Mellon Center, 500 Grant Street, Pittsburgh,
   Pennsylvania 15258; ; and the Trust's transfer agent, Boston Financial Data
   Services, Inc., 2000 Colony Drive, Quincy, Massachusetts 02169. Also,
   accounts, books, and other documents are maintained by The Bank of New York
   Mellon (the Trust's accounting services provider), 135 Santilli Highway,
   Everett, Massachusetts 02149-1950.

Item 34. Management Services

     Not applicable.

                                      B-3

Item 35. Undertakings

   Not applicable.

                                 SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933 and the Investment
Company Act of 1940, the Registrant has duly caused this Post-Effective
Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Fort Wayne, and State of Indiana on this 20th day of January, 2012.

         LINCOLN ADVISORS TRUST

         By: /s/ Daniel R. Hayes
         ------------------------------------
         Daniel R. Hayes
         President

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in their capacities indicated on January 20, 2012.

Signature                        Title
/s/ Daniel R. Hayes              Chairman of the Board, President and Trustee
------------------------------
                                 (Principal Executive Officer)
Daniel R. Hayes
/s/ William P. Flory, Jr.        Chief Accounting Officer
------------------------------
                                 (Principal Accounting Officer and Principal Financial Officer)
William P. Flory, Jr.
*/s/ Michael D. Coughlin         Trustee
------------------------------
Michael D. Coughlin
*/s/ Nancy J. Frisby             Trustee
------------------------------
Nancy J. Frisby
*/s/ Elizabeth S. Hager          Trustee
------------------------------
Elizabeth S. Hager
*/s/ Gary D. Lemon               Trustee
------------------------------
Gary D. Lemon
*/s/ Thomas D. Rath              Trustee
------------------------------
Thomas D. Rath
*/s/ Kenneth G. Stella           Trustee
------------------------------
Kenneth G. Stella
*/s/ David H. Windley            Trustee
------------------------------
David H . Windley
*By: /s/ Jill R. Whitelaw        Attorney-in-Fact
 ---------------------------
  Jill R. Whitelaw

*Pursuant to Powers of Attorney filed with this Registration Statement.

                                      B-4

Lincoln Advisors Trust – Presidential Profile Funds

Exhibit Index

28(h)(2)	Transfer Agency Agreement
28(h)(5)	Amended and Restated Consulting Agreement (Milliman)
28(p)(2)	Code of Ethics - LFD (LAT)